Exhibit 5.1

June 5, 2024

Mobix Labs, Inc.

15420 Laguna Canyon Road

Suite 100

Irvine, CA 92618

Re:	Mobix Labs, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”). Capitalized terms herein not otherwise defined herein will have the meaning given to such terms in the Registration Statement and related Prospectus. The Registration Statement and related Prospectus covers the registration of (a) up to 19,905,953 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), comprised of (i) up to 5,646,701 shares of Class A Common Stock (the “Class A Common Stock Consideration Shares”) and up to 2,254,901 shares of Class A Common Stock (the “Class B Common Stock Consideration Shares”) issuable upon conversion of shares of Class B common stock, $0.00001 per share (the “Class B Common Stock”) that were issued as consideration in the merger (the “Merger”) with Chavant Capital Acquisition Corp. (“Chavant”) (the “Consideration Shares”), (ii) up to 1,784,517 shares of Class A Common Stock subject to vesting or exercise of Mobix Labs Operations, Inc., a Delaware corporation (f/k/a Mobix Labs, Inc.) (“Legacy Mobix”) equity awards that were assumed in connection with the Merger (the “Equity Award Shares”), (iii) up to 337,020 shares of Class A Common Stock subject to exercise of Legacy Mobix warrants that were assumed in connection with the Merger (the “Legacy Warrant Shares”), (iv) up to 1,975,000 shares of Class A Common Stock (the “PIPE Shares”) that were issued in private placements pursuant to the terms of the PIPE Subscription Agreements (as defined in the Registration Statement), (v) up to 1,750,000 shares of Class A Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of warrants (the “PIPE Warrants”) to purchase shares of Class A Common Stock that were originally issued by Legacy Mobix, (vi) up to 1,341,369 shares of Class A Common Stock (the “Founder Shares”) that were issued upon the conversion of Chavant ordinary shares (the “Ordinary Shares”), originally issued in private placements, which were automatically converted into shares of Class A Common Stock at the time of the Company’s domestication on a one-for-one basis, (vii) up to 471,919 shares of Class A Common Stock (the “Sponsor PIPE Shares”) that were issued to Chavant Capital Partners LLC (the “Sponsor”) in a private placement pursuant to the Sponsor PIPE Subscription Agreement (as defined in the Registration Statement), (viii) up to 3,000,000 shares of Class A Common Stock (the “Private Warrant Shares”) issuable upon the exercise of the Private Placement Warrants (as defined below), (ix) up to 280,000 shares of Class A Common Stock (the “Advisors Shares”) that were issued to Roth Capital Partners LLC and Craig-Hallum Capital Group, LLC, (xii) up to an additional 1,052,030 shares of Class A Common Stock (the “Make-Whole Shares”), and (xiii) up to 12,496 shares of Class A Common Stock issued pursuant to a settlement agreement (the “Settlement Shares”); (b) 3,000,000 warrants to purchase shares of Class A Common Stock (the “Private Placement Warrants”); and (c) 6,000,000 shares of Class A Common Stock (the “Public Warrant Shares,” and together with the Legacy Warrant Shares, the PIPE Warrant Shares and the Private Warrant Shares, the “Warrant Shares”) underlying the public warrants (the “Public Warrants”). We refer to the Class A Common Stock Consideration Shares, the PIPE Shares, the Founder Shares, the Sponsor PIPE Shares, and the Settlement Shares as the “Issued Shares”.

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, and as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the warrants in accordance with the applicable warrant agreement and the applicable warrant, will be validly issued, fully paid and nonassessable.

3. The Make-Whole Shares have been duly authorized and, when issued in accordance with the terms of the applicable agreement, will be validly issued, fully paid and nonassessable.

4. The Equity Award Shares have been duly authorized and, when issued and paid for upon exercise or settlement of the applicable equity award, will be validly issued, fully paid and nonassessable.

5. The Class B Common Stock Consideration Shares have been duly authorized and, when issued upon conversion of the Class B Common Stock, will be validly issued, fully paid and nonassessable.

6. The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions herein are limited to the General Corporation Law of the State of Delaware and, solely with respect to our opinion set forth in paragraph 6 above, the law of the State of New York.

Our opinion set forth in paragraph 6 above is subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy; (c) the unenforceability under certain circumstances of provisions imposing liquidated damages, penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; (d) applicable laws limiting unreasonable restraints on the alienation of property; and (e) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. Further, insofar as our opinion that the Private Placement Warrants are valid, binding and enforceable pertains to the agreement by the parties to the Warrant Agreement that the law of the State of New York shall be the governing law of such documents, our opinion is based solely on Section 5-1401 of the New York General Obligations Law. We further express no opinion as to choice of forum, except with respect to the choice of New York State courts as a non-exclusive forum, which opinion is based solely on Section 5-1402 of the New York General Obligations Law. We express no opinion as to (i) the validity of such statutes under the Constitution of the United States of America, particularly in circumstances where the documents bear no reasonable relation to the State of New York, (ii) whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in any of the documents, and (iii) whether a federal court of the United States of America would have jurisdiction over any action brought against the Company by any party not a United States natural or juridical person or an entity formed under the laws of any State of the United States.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP

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